Exhibit (g)(ii)

FMI FUNDS, INC.
AMENDMENT TO THE CUSTODY AGREEMENT

        THIS AMENDMENT dated as of this 23rd day of March, 2006, to the Custody Agreement dated as of December 17, 2003 (the “Agreement”), is entered by and between FMI Funds, Inc., a Wisconsin corporation (the “Corp”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

        WHEREAS, the parties have entered into a Custody Agreement; and

        WHEREAS, the Corp and the Custodian desire to amend said Agreement;

        WHEREAS, Article XIV Section 14.4 allows for its amendment by a written instrument executed by both parties.

        NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI COMMON STOCK FUND, INC.	U.S. BANK, N.A.
By: /s/ Donald S. Wilson	By: /s/ Joe D. Redwine
Name: Donald S. Wilson	Name: Joe D. Redwine
Title: Vice-President	Title: Senior Vice President